America First Funds

Distribution Agreement

Schedule A

Portfolios and Fee Schedule

Amendment 2 – May 25, 2010

This Amendment will serve to update the portfolios covered by the America First Funds Distribution Agreement dated August 20, 2007.  All other terms of the agreement remain unchanged.

Portfolios covered by the Distribution Agreement on Schedule A:

AmericaFirst Quantitative Strategies Fund

AmericaFirst Absolute Return Fund

AmericaFirst Income Trends Fund

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

Catalyst Funds

By:

/s/ Jerry J. Szilagyi

Jerry J. Szilagyi, Trustee

America First Capital Management, LLC

By:

/s/ Rich Gonsalves

Rich Gonsalves, President

Matrix Capital Group

By:

/s/ Christopher F. Anci

Christopher F. Anci, President